Exhibit 99.1

PRESS RELEASE

Contact: Physicians Realty Trust John T. Thomas President and CEO (214)543-6611 John W. Sweet (414)978-6467	Investors: The Ruth Group Stephanie Carrington/David Burke 646 536-7017/7009 scarrington@theruthgroup.com d burke@theruthgroup.com

Physicians Realty Trust Completes $37.5 Million Transaction with Crescent City Surgical Centre Facility

Milwaukee, WI, September 30, 2013 — Physicians Realty Trust (NYSE: DOC) (the “Company”), a self-managed healthcare properties REIT, announced today that 29 physicians have contributed their membership interest in Crescent City Surgical Centre Facility, LLC (“CCSC Facility”) to a limited liability company wholly owned by the Company’s operating partnership, Physicians Realty L.P. (the “Company’s Operating Partnership”).  The transaction was valued at $37.5 million.  CCSC Facility owns a state of the art health care facility leased to Crescent City Surgical Centre, L.L.C. (“Crescent City Surgical”).  This facility was developed and owned by the 29 physicians, who also own the tenant.  Upon contribution of their membership interest in CCSC Facility to the Company’s Operating Partnership, the physicians received 954,877 operating partnership units, valued at $11,534,909 for the purposes of this transaction, as well as additional cash consideration. The Company also paid off all debt incurred by CCSC Facility to build the building.

The Company’s Operating Partnership entered into a definitive contribution agreement with the physicians and completed the transaction on September 30, 2013.  Situated in the economically vibrant and high ground in Metairie, Louisiana, a suburb of New Orleans, the surgical center contains 60,000 square feet of clinical space and inpatient rooms, and provides a full range of outpatient and inpatient surgical services in eight state-of-the-art operating rooms.  Clinical services include orthopedics, neurosurgical and spine care, bariatric and general surgery, and a full range of surgical services.  Built in 2010, the facility is located along Causeway Boulevard, providing very convenient access to physicians and patients from both the south shore of Lake Pontchartrain and the affluent suburbs of the lake’s north shore. Crescent City Surgical entered into a new 15-year absolute-net lease for 100% of the building upon closing of this transaction.

John T. Thomas, President and CEO of Physicians Realty Trust, stated, “The purchase of this state of the art surgical center fits well within our current portfolio of properties.  In line with our investment criteria, the facility is located in an attractive area of New Orleans and is utilized by some of the premier specialists in region. In the two years since its opening, the center has provided very efficient, high quality healthcare services with excellent patient satisfaction and outcomes.  The current lease will provide Physicians Realty Trust with a stable, predictable and growing revenue stream. Additionally, the UPREIT structure we have formed as part of this transaction demonstrates the flexibility and creativity we have when working with physicians, and we are humbled by the Crescent City physicians’ investment in our operating partnership, by electing to take more than half of their net consideration in operating partnership units.”

Drs. Najeeb M. Thomas, Chad Millet and Thomas Lavin, Initial Members of Crescent City Surgical Centre, remarked, “We designed and developed this medical center with the physician-patient relationship in mind, to redefine healthcare and provide personalized care and attention to our patients and their family members.  Along with our 26 physician partners, we are excited to contribute our facility to the Physicians Realty partnership and become investors in Physicians Realty Trust.  The Company’s management team is unique and understands our mission and we look forward to working with them for years to come.”

About Physicians Realty Trust

Physicians Realty Trust is a self-managed healthcare real estate company recently organized to acquire, selectively develop, own and manage healthcare properties that are leased to physicians, hospitals and healthcare delivery systems. The Company invests in real estate that is integral to providing high quality healthcare. The Company plans to make an election to be taxed as a real estate investment trust (REIT) for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward looking statement.  These forward-looking statements may include statements related to the Company’s ability to generate internal and external growth and to execute its business plan.  For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s final prospectus in connection with its initial public offering filed by the Company with the Securities and Exchange Commission on July 19, 2013.